EXHIBIT 17


                        COMPANY STOCK OPTION AGREEMENT

                    COMPANY STOCK OPTION AGREEMENT, dated as of
          March 16, 1995, by and between UP RAIL, INC., a Utah corporation (the "Purchaser"), and CHICAGO AND NORTH WESTERN TRANSPORTATION COMPANY, a Delaware corporation (the "Company").

                    WHEREAS, concurrently with the execution and delivery of this Agreement, the Purchaser, Union Pacific Corporation, a Utah corporation and the indirect parent of the Purchaser ("Parent"), and the Company are entering into an Agreement and Plan of Merger (the "Merger Agreement") providing, among other things, for the acquisition by Parent of the Company through a tender offer by the Purchaser (the "Offer") for all of the outstanding shares of Common Stock, $.01 par value per Share, of the Company (the "Shares") and the subsequent merger (the "Merger") of the Purchaser with and into the Company;

                    NOW, THEREFORE, in consideration of the
          respective representations, warranties, covenants and agreements set forth herein, the adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

                    1.   Grant of Option.  The Company hereby
          grants the Purchaser an irrevocable option (the "Option") at its election to purchase at the price per Share paid by the Purchaser in the Offer (the "Option Price") such number of authorized but unissued Shares (the "Option Shares") as, when added to the number of Shares owned by Parent and its affiliates immediately prior to such purchase, would result in Parent and its affiliates owning immediately thereafter 90.01% of the then outstanding Shares (assuming conversion of the Purchaser's non-voting shares of Common Stock of the Company into Shares); provided, however, that the Option is subject to the conditions that (a) the Purchaser shall have accepted all Shares validly tendered pursuant to the Offer for payment; (b) the Purchaser, together with its affiliates, shall own at least 85% and less than 90.01% of the number of Shares then outstanding (assuming conversion of the Purchaser's non-voting shares of Common Stock of the Company into Shares); and (c) as a result of the exercise of the Option the Purchaser and its affiliates shall own at least 90.01% of the outstanding Shares (assuming conversion of the Purchaser's non-voting shares of Common Stock of the Company into Shares).

                    2.   Closing.  Provided that the Purchaser
          exercises the Option, and that the conditions thereto in
          Section 1 above are satisfied, the purchase and sale hereunder shall occur at a closing (the "Closing") as promptly as practicable following the purchase of Shares by the Purchaser pursuant to the Offer

                    3.   Expiration of Option.  The Option shall
          expire at the Effective Time (as defined in the Merger
          Agreement).

                    4.   Payment of Option Price and Delivery of
          Certificates for Shares. At the Closing, (a) the Company will deliver to the Purchaser a certificate or certificates representing the number of Option Shares being purchased upon exercise of the Option, registered in the name of the Purchaser or such subsidiary thereof as the Purchaser shall designate, and (b) in full payment for the Option Shares, the Purchaser will deliver to the Company the aggregate price for the Option Shares being purchased by wire transfer of immediately available funds or certified or bank check.

                    5.   Representations and Warranties of the
          Company. The Company represents and warrants to the Purchaser that (a) the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby; (b) the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other proceedings on the part of the Company are necessary to authorize this Agreement or any of the transactions contemplated hereby; and (c) this Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by the Purchaser, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

                    6.   Representations and Warranties of the
          Purchaser. The Purchaser represents and warrants to the Company that (a) the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah and has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby; (b) the execution and delivery of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Purchaser and no other proceedings on the part of the Purchaser are necessary to authorize this Agreement or any of the transactions contemplated hereby; and (c) this Agreement has been duly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery of this Agreement by the Company, constitutes a valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

                    7. Filings and Consents. The Purchaser and the Company each will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement.

                    8.   Covenant of the Company.  The Company
          shall not engage in any action or omit to take any action which would have the effect of preventing or disabling the Company from delivering the Option Shares to the Purchaser upon exercise of the Option or otherwise performing its obligations under this Agreement.

                    9. Parties in Interest; Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto, except that the rights and obligations of the Purchaser hereunder may be assigned by the Purchaser to any direct or indirect wholly-owned subsidiary or Parent of the Purchaser, but no such assignment shall relieve the Purchaser of its obligations hereunder. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the successors and permitted assigns of the parties hereto.

                    10. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof or were otherwise breached and that each party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

                    11.  Entire Agreement; Amendment.  This
          Agreement, and the documents referred to herein or delivered pursuant hereto which form a part hereof, contain the entire understanding of the parties hereto with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter. This Agreement may not be amended except by an instrument in writing duly executed on behalf of both parties.

                    12. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by telex or telegram or mailed by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

                    (a)  If to the Company:

                         Chicago and North Western
                           Transportation Company
                         165 North Canal Street
                         Chicago, IL  60606

                         Attention:   Chairman and Chief
                                        Executive Officer

                         with copies to:

                         Sonnenschein Nath & Rosenthal
                         8000 Sears Tower
                         Chicago, IL  60606

                         Attention:   Paul J. Miller, Esq.

                    (b)  If to the Purchaser:

                         Union Pacific Corporation
                         Martin Tower
                         Eighth & Eaton Avenues
                         Bethlehem, PA  18018

                         Attention:   Chairman and Chief
                                        Executive Officer

                         with a copy to:

                         Skadden, Arps, Slate, Meagher & Flom
                         919 Third Avenue
                         New York, New York  10022

                         Attention:  Paul T. Schnell, Esq.

          or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of changes of address shall only be effective upon receipt.

                    13.  Governing Law.  This Agreement shall be
          governed by and construed in accordance with the laws of the State of Delaware without giving effect to the provisions thereof relating to conflicts of law.

                    14. Severability of Provisions. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

                    15. Further Assurances. From time to time, at the other party's request and without further consideration, the Company and the Purchaser will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby, including, without limitation, to vest in the Purchaser good title to the Option Shares purchased hereunder.

                    16.  Descriptive Headings.  The headings
          contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                    17.  Counterparts.  This Agreement may be

          executed in counterparts, each of which shall be deemed to be an original but both of which together shall constitute one and the same document.


                    IN WITNESS WHEREOF, the Purchaser and the
          Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                   UP RAIL, INC.

                                   By:  /s/ Carl W. von Bernuth
                                       Name:
                                       Title:

                                   CHICAGO AND NORTH WESTERN
                                   TRANSPORTATION COMPANY

                                   By: /s/ Robert Schmiege
                                       Name:   Robert Schmiege
                                       Title:  Chairman, President &
                                                 Chief Executive Officer